PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 72 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                      Dated April 16, 2002
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                    Fixed Rate Senior Bearer Notes Due 2009


     We will not redeem these Global Medium-Term Notes, Series E (Fixed Rate Senior Bearer Notes Due 2009) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              HKD 150,000,000

Maturity Date:                 April 30, 2009; provided that if the maturity
                               date is not a business day, principal and interest will be paid on the next succeeding business day and no interest will accrue after the scheduled maturity date, unless that succeeding business day would fall in the next calendar month, in which case the maturity date and the interest payment date will be the immediately preceding business day

Settlement Date
  (Original Issue Date):       April 30, 2002

Interest Accrual Date:         April 30, 2002

Issue Price:                   100%

Specified Currency:            Hong Kong dollar ("HKD")

Redemption Percentage
  at Maturity:                 100%

Initial Redemption
  Percentage:                  N/A

Annual Redemption
  Percentage Reduction:
                               N/A

Optional Repayment
  Date(s):                     N/A

Interest Payment
   Period:                     Annual

Denominations:                 HKD 1,000,000

Business Day:                  Hong Kong and New York

Interest Rate:                 6.60% per annum (calculated on an actual/365
                               (fixed) day count basis)

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Interest Payment Dates:        Each April 30, commencing April 30, 2003;
                               provided that if any such day (except the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day

Common Code:                   014683534

ISIN:                          XS0146835342

Calculation Agent:             Morgan Stanley & Co. International Limited


Other Provisions:              None


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                MORGAN STANLEY